EXHIBIT 21.1

List of Subsidiaries:

AlumiFuel Power, Inc. - A Colorado Corporation

AlumiFuel Power International, Inc. - A Canadian Corporation

HPI Partners, LLC - A Colorado Limited Liability Corporation